UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Schedule 14(a) of the

Securities and Exchange Act of 1934

(Amendment No.                )

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Janus Investment Fund

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March 16, 2017

JANUS INVESTMENT FUND

Janus Global Real Estate Fund

151 Detroit Street

Denver, Colorado 80206

SUPPLEMENT TO THE JOINT PROXY STATEMENT

FOR THE

JOINT SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON April 6, 2017

The following information supplements and amends the joint proxy statement (the “Proxy Statement”) of Janus Investment Fund (the “Trust”) for Janus Global Real Estate Fund (the “Fund”) furnished to shareholders of the Fund in connection with the solicitation of proxies by the Board of Trustees of the Trust (the “Board”) for the joint Special Meeting of Shareholders, which will be held at the JW Marriott Hotel, 150 Clayton Lane, Denver, Colorado 80206, on April 6, 2017 at 10:00 a.m. Mountain Time, or at such later time as may be necessary due to adjournments or postponements thereof (the “Meeting”).

Any shareholder of record who owned shares of the Fund as of the close of business on December 29, 2016 (the “Record Date”) will receive notice of the Meeting and will be entitled to vote at the Meeting.

This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2017. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to such terms in the Proxy Statement.

The purpose of this Supplement is to provide supplemental information regarding revisions to Proposal No. 3 in the Proxy Statement with respect to the Fund. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current and updates the information contained in the Proxy Statement. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

SUPPLEMENTAL DISCLOSURE AND AMENDMENT OF PROPOSAL 3 – TO APPROVE A SUB-ADVISORY AGREEMENT BETWEEN THE ADVISER AND HENDERSON INVESTMENT MANAGEMENT LIMITED (“HIML”)

The Proxy Statement stated that if the HIML Sub-Advisory Agreement was approved, HIML would become the Fund’s sub-adviser upon the Closing of the Transaction and would be responsible for the day-to-day management of a portion of the investment portfolio of the Fund subject to the general oversight of Janus Capital, and Janus Capital would continue to be responsible for the day-to-day management of the remaining portion of the investment portfolio of the Fund.

The Adviser has continued to evaluate its capabilities and the enhanced capabilities of Janus Henderson upon the closing of the Transaction. With respect to the Fund, the Adviser has determined that it would be in the best interest of the Fund for HIML, if approved as sub-adviser, to be responsible for the day-to-day management of the entire investment portfolio of the Fund, pursuant to a revised sub-advisory agreement (the “Revised HIML Sub-Advisory Agreement”). As discussed below, the only change reflected in the Revised HIML Sub-Advisory Agreement is a change in the fee rate payable.

Portfolio Managers. Guy Barnard, Co-Head of HIML’s Global Property Equities Team, and Tim Gibson, Co-Head of HIML’s Global Property Equities Team would serve as portfolio managers of the Fund.

Guy Barnard joined Henderson in 2006 as an analyst with the Property Equities team. He became a Fund Manager in 2008, deputy head of Global Property Equities in 2012, and Co-Head of Global Property Equities in 2014. Mr. Barnard began his career within the Financial Control function at UBS where he spent three years. Mr. Barnard holds a First Class BSc (Hons) degree in Mathematics and Management from Loughborough University and holds the Chartered Financial Analyst designation.

Tim Gibson joined Henderson in 2011 as Co-Head of Global Property Equities. Before joining Henderson, Mr. Gibson was a European fund manager at AMP Capital Brookfield, responsible for portfolio construction and execution of an indirect real estate fund. Prior to this, Mr. Gibson was an analyst for Morgan Stanley in their European Real Estate Investment Team, in London and Amsterdam. Mr. Gibson holds an MA (Hons) in Economics from St Andrews University, Scotland, and received the Robert Trent Jones Scholarship to the University of Western Ontario, Canada.

Sub-Advisory Fee. Under the Revised HIML Sub-Advisory Agreement, the Adviser will pay HIML a sub-advisory fee out of the investment advisory fee it receives from the Fund. The sub-advisory fee will be equal to 50% of the investment advisory fee paid by the Fund to the Adviser (plus or minus any performance fee adjustment, and net of reimbursement of expenses incurred or fees waived by the Adviser, or any recoupment of such reimbursement or fee reduction, which shall be shared equally between the Adviser and HIML) pursuant to the New Advisory Agreement. As a result, the sub-advisory fee paid by the Adviser to HIML will adjust up or down based on the Fund’s performance relative to its benchmark index over the performance measurement period. There will be no change to the advisory fee rate paid by the Fund to the Adviser in connection with the appointment of HIML as sub-adviser. For additional information regarding the advisory fee paid by the Fund to the Adviser see Appendix C to the Proxy Statement.

Board Approval. The Board evaluated the proposal by Janus Capital that if the Revised HIML Sub-Advisory Agreement is approved by Fund shareholders, HIML will become the Fund’s sub-adviser upon the Closing of the Transaction and will be responsible for the day-to-day management of the entire investment portfolio of the Fund subject to the general oversight of Janus Capital. The Board considered the information it had considered and the factors it had analyzed in originally considering the HIML Sub-Advisory Agreement, as set forth under the heading “Board Considerations—HIML Sub-Advisory Agreements” in the Proxy Statement. The Board also considered the manner in which HIML would manage the Fund’s entire portfolio, and the potential for increased portfolio turnover costs. The Board concluded that such factors supported the appointment of HIML to manage the Fund’s entire investment portfolio. The Board also considered that the sub-advisory fee rate payable to HIML under the Revised HIML Sub-Advisory Agreement would increase the fee from one-third to 50%, noting that this fee rate was consistent with fee rates payable to other sub-advisers in the Janus Funds Complex who are responsible for the day-to-day management of the entire investment portfolio of a fund. Accordingly, on March 14, 2017, the Board voted unanimously to approve the Revised HIML Sub-Advisory Agreement for HIML to manage the entire investment portfolio of the Fund.

Shareholder Approval

To become effective, the Revised HIML Sub-Advisory Agreement must be approved by a 1940 Act Majority (as defined in the Proxy Statement) of the Fund, with all classes of shares voting together as a single class. For purposes of determining the approval of the Revised HIML Sub-Advisory Agreement, abstentions and broker non-votes will have the same effect as shares voted against the proposal.

The Revised HIML Sub-Advisory Agreement will only take effect upon the closing of the Transaction, which is conditioned upon obtaining the approval of new investment advisory agreements by shareholders of Janus funds representing a specified percentage of assets under management. If the Revised HIML Sub-Advisory Agreement has not been approved prior to the Closing of the Transaction, Janus Capital will continue to manage the Fund under a New Investment Advisory Agreement or Interim Advisory Agreement, as described in Proposal 1 in the Proxy Statement.

Voting Matters

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE MEETING.

There are no changes to the previous proxy card. If you have already voted by telephone, Internet or by mail, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders (via telephone, Internet or mail) will remain valid and will be voted at the Meeting in the manner indicated unless you revoke your proxy or change your vote before your shares are voted at the Meeting.

You can vote in one of four ways:

•	By Internet through the website listed in the proxy voting instructions;

•	By telephone by calling the toll-free number listed on your proxy card(s) and following the recorded instructions;

•	By mail with the enclosed proxy card(s); or

•	In person at the Special Meeting of Shareholders on April 6, 2017.

Any shareholder submitting a proxy has the power to revoke it at any time before it is exercised at the Meeting by submitting to the Secretary of the Trust at 151 Detroit Street, Denver, Colorado 80206, a written notice of revocation or a subsequently executed proxy or voting instruction, or by attending the Meeting and voting in person. All properly executed and unrevoked proxies received in time for the Meeting will be voted as specified in the proxy or, if no specification is made, will be voted FOR the proposal(s), as described in this Supplement and the Proxy Statement.

Important information regarding how to vote your shares is set forth under the headings “Additional Information About the Meeting—Quorum and Voting” and “Additional Information About the Meeting—Solicitation of Proxies” in the Proxy Statement.

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE MEETING.

Additional Information

If you have any questions about the proposals, please call the proxy solicitor, Computershare Fund Services, at 1-866-492-0863.

Your vote is important, so please read this Supplement and the Proxy Statement carefully and submit your vote. Please vote by Internet or telephone promptly, or complete, date, sign and return the enclosed proxy card(s). No postage is required if you mail your proxy card(s) in the United States.

By Order of the Board of Trustees,

Bruce L. Koepfgen President and Chief Executive Officer of Janus Investment Fund

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